The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-160238
Subject to Completion, Dated July 13, 2009
Prospectus Supplement (To Prospectus dated July 10, 2009)

Brightpoint, Inc.

15,000,000 Shares
Common Stock

All of the shares of common stock in the offering are being sold by the selling shareholder. We will not receive any proceeds from the sale of shares offered hereby, but we will incur expenses in connection with the offering. Our common stock is quoted on the Nasdaq Global Select Market under the symbol “CELL.” On July 10, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $5.84 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to selling shareholder (before expenses)	$	$

The selling shareholder has granted the underwriter the option to purchase an additional 2,250,000 additional shares of common stock to cover over-allotments.

The underwriter expects to deliver the shares to purchasers on or about July   , 2009.

Deutsche Bank Securities

The date of this prospectus supplement is July   , 2009.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared in connection with this offering. We have not, and the underwriter and selling shareholder have not, authorized any other person or entity to provide any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared connection with the offering of our common stock. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or

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incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus supplement is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where such offer or sale is not permitted.

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ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context requires otherwise, references in this prospectus supplement to “we,” “us,” “our,” “Brightpoint,” “our company” or “the company” refers to Brightpoint, Inc. and its consolidated subsidiaries, and the term “you” refers to a prospective investor.

On July 31, 2007, we acquired all of the capital stock of Dangaard Telecom A/S, a Danish company, referred to in this prospectus supplement as Dangaard Telecom, from its sole shareholder, Dangaard Holding A/S. Dangaard Holding A/S subsequently changed its name to NC Telecom Holding A/S and is referred to in this prospectus supplement as NC Holding, or the selling shareholder. Nordic Capital VI Limited, referred to herein as Nordic, is the ultimate parent of NC Holding and shares voting and dispositive power over 30,000,000 shares of our common stock held by NC Holding. We are registering the shares of common stock covered by this prospectus supplement pursuant to a registration rights agreement that we entered into with NC Holding in connection with our acquisition of Dangaard Telecom.

This prospectus supplement and the accompanying prospectus are part of the Registration Statement (Registration No. 333-160238) that we filed with the Securities and Exchange Commission, or SEC, on June 26, 2009 using a “shelf” registration process and relates to the offering of shares of our common stock by the selling shareholder.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein you should rely on the information in this prospectus supplement.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement or the documents incorporated by reference in this prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and include those relating to future events, performance and/or achievements. Actual future results may differ materially from the forward-looking statements included or incorporated by reference in this prospectus supplement.

We have attempted to identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimate,” “project,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “plan,” “seek,” “expect,” “future” and “intend” or the negative of these terms or other comparable expressions which are intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking

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statements. Some, but not all, of the factors that may cause these differences are discussed below under the caption “Risk Factors” and in other information incorporated by reference into this prospectus supplement. Readers are cautioned not to place undue reliance on any of these forward-looking statements as they speak only as of the date that they were made. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and the risk factors contained in this prospectus supplement or in documents incorporated by reference into this prospectus supplement. Moreover, unless we are required by law to update them, we will not necessarily update any of these forward-looking statements after the date of this prospectus supplement, either to conform them to actual results or to changes in our expectations.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about our company. It does not contain all of the information that may be important to you and to your investment decision and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes. You should also carefully consider, among other things, the matters discussed in this prospectus supplement in the section entitled “Risk Factors.”

Our Company

Brightpoint, Inc. is a global leader in the distribution of wireless devices and accessories and provision of customized logistic services to the wireless industry. We have operations centers and/or sales offices in various countries including Australia, Austria, Belgium, Colombia, Denmark, Finland, France, Germany, Guatemala, India, Italy, the Netherlands, New Zealand, Norway, Portugal, Russia, Singapore, Slovakia, South Africa, Spain, Sweden, Switzerland, the United Arab Emirates, the United Kingdom and the United States. We provide customized integrated logistic services, including procurement, inventory management, software loading, kitting and customized packaging, fulfillment, credit services and receivables management, call center and activation services, website hosting, e-fulfillment solutions, reverse logistics, transportation management and other services, within the global wireless industry. Our customers include mobile network operators, mobile virtual network operators, resellers, retailers and wireless equipment manufacturers. We distribute wireless communication devices and we provide value-added distribution and logistic services for wireless products manufactured by companies such as Apple, High Tech Computer Corp., Kyocera, LG Electronics, Motorola, Nokia, Research in Motion, Samsung, Siemens, Sony Ericsson and UTStarcom.

Additional Information

Our corporate offices are located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 and our telephone number is (317) 707-2355. We were incorporated under the laws of the State of Indiana in August 1989 under the name Wholesale Cellular USA, Inc. and reincorporated under the laws of the State of Delaware in March 1994. In September 1995, we changed our name to Brightpoint, Inc. In June 2004, we reincorporated under the laws of the State of Indiana under the name of Brightpoint, Inc. Our website is www.brightpoint.com. Information on our website is not incorporated into this prospectus supplement and should not be relied upon in determining whether to make an investment in any securities of the company.

The Offering

Shares of common stock offered by the selling shareholder	15,000,000

Common stock outstanding before and after this offering	82,008,463

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholder named in this prospectus supplement.

Risk Factors	We urge you to read carefully the risk factors commencing on page S-5 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Dividend Policy	Since our initial public offering in 1994, we have not paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Nasdaq Global Select Market symbol	CELL

The selling shareholder has granted the underwriter the option to purchase up to 2,250,000 additional shares of common stock to cover over-allotments within 30 days after the date of this prospectus supplement. Unless we specifically state otherwise, information in this prospectus supplement regarding the number of shares of our common stock being sold in this offering assumes that the underwriter does not exercise its over-allotment option.

Recent Developments

Preliminary Selected Unaudited Financial Results for the Quarter Ended June 30, 2009

The following are our preliminary selected unaudited financial results for the quarter ended June 30, 2009. These preliminary results remain subject to the completion of our normal quarter-end closing procedures and therefore could change.

For the quarter ended June 30, 2009, we expect that our revenue will be between approximately $722 million to $727 million; we will have handled approximately 18 million to 19 million wireless devices; adjusted (non-GAAP) income from continuing operations (excluding stock-based compensation expense, amortization, and restructuring charge) will be between approximately $0.07 and $0.13 per diluted share based on an assumed effective tax rate of 35%; and our income from continuing operations on a GAAP basis will be between approximately $0.00 to $0.06 per diluted share.

In addition, we expect that our total debt will be approximately $95 million to $97 million and our cash on hand will be approximately $74 million to $76 million at the end of the quarter ended June 30, 2009.

The following table provides a reconciliation of our unaudited estimated non-GAAP income from continuing operations per diluted share to our unaudited estimated GAAP income from continuing operations per diluted share for the quarter ended June 30, 2009:

	Q2 2009 Estimate	Q2 2009 Estimate
	(Low)	(High)

Estimated income from continuing operations per diluted share (GAAP)	$—	$0.06
Estimated stock-based compensation	0.01	0.01
Estimated amortization expense	0.03	0.03
Estimated restructuring charge	0.03	0.03

Adjusted estimated income from continuing operations per diluted share	$0.07	$0.13

	Q2 2009 Estimate	Q2 2009 Estimate
	(Low)	(High)

Reconciliation of weighted average common shares outstanding (diluted):
GAAP	79,235	81,730
Anti-dilutive shares	2,495	—
Common share equivalent of unamortized stock based compensation	1,963	1,963

As adjusted	83,693	83,693

We believe that providing income from continuing operations and earnings per share on both a U.S. GAAP basis and on an as adjusted non-GAAP basis provides meaningful information to investors. Among other things, it may assist investors in evaluating our on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation and amortization of acquired finite lived intangible assets as well as other items that are considered to be unusual or infrequent in nature such as goodwill impairment charges and restructuring charges. The specific items excluded with respect to our preliminary second quarter estimates of non-GAAP income from continuing operations per share are estimated stock-based compensation expense, estimated amortization expense and estimated restructuring charge, as set forth in the above table. We consider these items unrelated to our core operating performance, and believe that use of this non-GAAP measure allows comparison of operating results that are consistent over time. Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, we add back certain shares presumed to be repurchased by us under the U.S. GAAP treasury stock method related to stock based compensation expense. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.

Because the second quarter has recently ended, this preliminary selected unaudited financial information is, by necessity, preliminary in nature, based only upon preliminary information available to us as of the date of this prospectus supplement and has not been reviewed by our independent registered public accounting firm. Our consolidated financial statements for the quarter ended June 30, 2009 will not be available until after this offering is completed, and, consequently, will not be available to you prior to investing in our common stock in this offering. Our actual results of operations for the quarter ended June 30, 2009 could differ materially from our preliminary estimates due to completion of our quarterly closing procedures, final adjustments and other developments that may arise before our financial results for this period are finalized. Accordingly, you should not place undue reliance on the foregoing preliminary selected unaudited financial information.

Risk Factors

An investment in our common stock involves certain risks that a potential investor should carefully evaluate prior to making an investment in our common stock. See “Risk Factors” in this prospectus supplement beginning on page S-5 and in the documents incorporated by reference herein.

RISK FACTORS

You should consider carefully the following risks, together with all the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our historical consolidated financial statements and related notes before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, operating results and future growth prospects could be harmed. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business or financial condition in the future. Some of these factors are beyond our control and future trends are difficult to predict. Any adverse effect on our business, financial condition or operating results could result in a decline in the trading price of our common stock and your loss of all or part of your investment. The following risk factors are not to be considered a definitive list of all risks associated with our operations and should be read in conjunction with the risks and uncertainties contained in our other filings with and submissions to the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009.

General Risks Related to Our Operations

The current global economic downturn could cause a severe disruption in our operations.

Our business has been negatively impacted by the current global economic downturn. If this downturn is prolonged or worsens, there could be several severely negative implications to our business that may exacerbate many of the risk factors we identify below including, but not limited to, the following:

•	Liquidity:

•	The global economic downturn and the associated credit crisis could continue or worsen and reduce liquidity, and this could have a negative impact on financial institutions and the global financial system, which would, in turn, have a negative impact on us and our creditors.

•	Credit insurers could drop coverage on our customers and increase premiums, deductibles and co-insurance levels on our remaining or prospective coverage.

•	Our suppliers could tighten trade credit, which could negatively impact our liquidity.

•	We may not be able to borrow additional funds under our existing credit facilities if participating banks become insolvent or their liquidity is limited or impaired. In addition, we may not be able to retain current accounts receivable factoring arrangements or secure new accounts receivable factoring agreements.

•	Demand:

•	The global recession has resulted in severe job losses and lower consumer confidence, which could cause a decrease in demand for our products and services.

•	Prices:

•	Certain markets have experienced and may continue to experience deflation, which could negatively impact our average selling price and revenue.

•	Counterparty risk:

•	Our customers, vendors and their suppliers (e.g., component manufacturers) may become insolvent and file for bankruptcy, which could negatively impact our results of operations.

Our operations could be harmed by fluctuations in regional demand patterns and economic factors.

In particular, our North American and European divisions have been adversely impacted and our results have been impacted. The demand for our products and services has fluctuated and may continue to vary substantially within the regions served by us. While we believe that the enhanced functionality of wireless devices and the roll-out of next generation systems has had and will continue to have an effect on overall subscriber growth and handset replacement demand, there can be no assurance that this will be the case. Economic slow-downs in regions served by us or changes in promotional programs offered by mobile operators may lower consumer demand and create higher levels of inventories in our distribution channels, which could result in lower than anticipated demand for the products and services that we offer and could decrease our gross and operating margins. A prolonged economic slow-down in the United States or any other region in which we have significant operations could negatively impact our results of operations and financial position.

We have debt facilities that could prevent us from borrowing additional funds, if needed.

Our global credit facility is primarily secured by all of our domestic assets and certain other foreign assets and stock pledges. Our borrowing availability is based primarily on a leverage ratio test, measured quarterly as total funded indebtedness over adjusted EBITDA, as defined in the credit agreement. Consequently, any significant decrease in adjusted EBITDA could limit our ability to borrow additional funds to adequately finance our operations and expansion strategies. The terms of our global credit facility also include negative covenants that, among other things, may limit our ability to incur additional indebtedness, sell certain assets and make certain payments, including but not limited to, dividends, repurchases of our common stock and other payments outside the normal course of business, as well as prohibiting us from merging or consolidating with another corporation or selling all or substantially all of our assets in the United States or assets of any other named borrower. If we violate any of these loan covenants, default on these obligations or become subject to a change of control, our indebtedness under the credit agreement would become immediately due and payable, and the banks could foreclose on their security.

We may have difficulty collecting our accounts receivable.

We currently offer and intend to offer open account terms to certain of our customers, which may subject us to credit risks, particularly in the event that any receivables represent sales to a limited number of customers or are concentrated in particular geographic markets. The collection of our accounts receivable and our ability to accelerate our collection cycle through the sale of accounts receivable is affected by several factors, including, but not limited to:

•	our credit granting policies;

•	contractual provisions;

•	our customers’ and our overall credit rating as determined by various credit rating agencies;

•	industry and economic conditions;

•	the ability of the customer to provide security, collateral or guarantees relative to credit granted by us;

•	our customers’ and our recent operating results, financial position and cash flows; and

•	our ability to obtain credit insurance on amounts that we are owed.

Adverse changes in any of these factors, certain of which may not be wholly in our control, could create delays in collecting, or an inability to collect, our accounts receivable, which could impair our cash flows and our financial position and cause a reduction in our results of operations.

We rely on our suppliers to provide trade credit terms to adequately fund our on-going operations and product purchases.

Our business is dependent on our ability to obtain adequate supplies of currently popular product at favorable pricing and on other favorable terms. Our ability to fund our product purchases is dependent on our principal suppliers providing favorable payment terms that allow us to maximize the efficiency of our capital usage. The payment terms we receive from our suppliers are dependent on several factors, including, but not limited to:

•	pledged cash requirements;

•	our payment history with the supplier;

•	the supplier’s credit granting policies and contractual provisions;

•	our overall credit rating as determined by various credit rating agencies;

•	industry conditions;

•	our recent operating results, financial position and cash flows; and

•	the supplier’s ability to obtain credit insurance on amounts that we owe them.

Adverse changes in any of these factors, some of which may not be in our control, could harm our operations.

A significant percentage of our revenues are generated outside of the United States in countries that may have volatile currencies or other risks.

We maintain operations centers and sales offices in territories and countries outside of the United States. The fact that our business operations are conducted in many countries exposes us to several additional risks, including, but not limited to:

•	potentially significant increases in wireless product prices;

•	increased credit risks;

•	increased customs duties, import quotas and other trade restrictions;

•	potentially greater inflationary pressures;

•	shipping delays;

•	the risk of failure or material interruption of wireless systems and services; and

•	possible wireless product supply interruption.

In addition, changes to our detriment may occur in social, political, regulatory and economic conditions or in laws and policies governing foreign trade and investment in the territories and countries where we currently have operations. U.S. laws and regulations relating to investment and trade in foreign countries could also change to our detriment. Any of these factors could have a negative impact on our business and operations. We purchase and sell products and services in a number of foreign currencies, many of which have experienced fluctuations in currency exchange rates. In the past, we entered into forward exchange swaps, futures or options contracts as a means of hedging our currency transaction and balance sheet translation exposures. However, our local management has had limited prior experience in engaging in these types of transactions. Even if done well, hedging may not effectively limit our exposure to a decline in operating results due to foreign currency translation. We cannot predict the effect that future exchange rate fluctuations will have on our operating results. We have ceased operations or divested several of our foreign operations because they were not performing to acceptable levels. These actions resulted in significant losses to us. We may in the future, decide to divest certain existing foreign operations, which could result in our incurring significant additional losses.

The loss or reduction in orders from principal customers or a reduction in the prices we are able to charge these customers could cause our revenues to decline and impair our cash flows.

Many of our customers in the markets we serve have experienced severe price competition and, for this and other reasons, may seek to obtain products or services from us at lower prices than we have been able to provide these customers in the past. The loss of any of our principal customers, a reduction in the amount of product or services our principal customers order from us or our inability to maintain current terms, including prices, with these or other customers could cause our revenues to decline and impair our cash flows. Although we have entered into contracts with certain of our largest logistic services customers, we previously have experienced the loss of certain of these customers through expiration or cancellation of our contracts with them, and there can be no assurance that any of our customers will continue to purchase products or services from us or that their purchases will be at the same or greater levels than in prior periods.

Our operating results frequently vary significantly and respond to seasonal fluctuations in purchasing patterns.

The operating results of each of our three divisions may be influenced by a number of seasonal factors in the different countries and markets in which we operate. These factors may cause our revenue and operating results to fluctuate on a quarterly basis. These fluctuations are a result of several factors, including, but not limited to:

•	promotions and subsidies by mobile operators;

•	the timing of local holidays and other events affecting consumer demand;

•	the timing of the introduction of new products by our suppliers and competitors;

•	purchasing patterns of customers in different markets;

•	general economic conditions; and

•	product availability and pricing.

Consumer electronics and retail sales in many geographic markets tend to experience increased volumes of sales at the end of the calendar year, largely because of gift-giving holidays. This and other seasonal factors have contributed to increases in our sales during the fourth quarter in certain markets. In addition, we have experienced decreases in demand in the first quarter subsequent to the higher level of activity in the preceding fourth quarter. Our operating results may continue to fluctuate significantly in the future. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or significant decreases in sales during these periods, our operating results could be harmed. In addition, as a result of seasonal factors, interim results may not be indicative of annual results.

We buy a significant amount of our products from a limited number of suppliers, and they may not provide us with competitive products at reasonable prices when we need them in the future.

We purchase wireless devices and accessories that we sell from wireless communications equipment manufacturers, network operators and distributors. We depend on these suppliers to provide us with adequate inventories of currently popular brand name products on a timely basis and on favorable pricing and other terms. Our agreements with our suppliers are generally non-exclusive, require us to satisfy minimum purchase requirements, can be terminated on short notice and provide for certain territorial restrictions, as is common in our industry. We generally purchase products pursuant to purchase orders placed from time to time in the ordinary course of business. In the future, our suppliers may not offer us competitive products on favorable terms without delays. From time to time we have been unable to obtain sufficient product supplies from manufacturers in many markets in which we operate. Any future failure or delay by our suppliers in supplying us with products on favorable terms would severely diminish our ability to obtain and deliver products to our customers on a timely and competitive basis. If we lose any of our principal suppliers, or if these suppliers are unable to fulfill our product needs, or if any principal supplier imposes substantial price increases and alternative sources of supply are not readily available, this may result in a loss of customers and cause a decline in our results of operations.

Our business could be harmed by consolidation of mobile operators.

The past several years have witnessed a consolidation within the mobile operator community, and this trend is expected to continue. This trend could result in a reduction or elimination of promotional activities by the remaining mobile operators as they seek to reduce their expenditures, which could, in turn, result in decreased demand for our products or services. Moreover, consolidation of mobile operators reduces the number of potential contracts available to us and other providers of logistic services. We could also lose business if mobile operators that are our customers are acquired by other mobile operators that are not our customers.

We make significant investments in the technology used in our business and rely on that technology to function effectively without interruptions.

We have made significant investments in information systems technology and have focused on the application of this technology to provide customized distribution and logistic services to wireless communications equipment manufacturers and network operators. Our ability to meet our customers’ technical and performance requirements is highly dependent on the effective functioning of our information technology systems. Further, certain of our contractual arrangements to provide services contain performance measures and criteria that if not met could result in early termination of the agreement and claims for damages. In connection with the implementation of this technology we have incurred significant costs and have experienced significant business interruptions. Business interruptions can cause us to fall below acceptable performance levels pursuant to our customers’ requirements and could result in the loss of the related business relationship. We may experience additional costs and periodic business interruptions related to our information systems as we implement new information systems in our various operations. Our sales and marketing efforts, a large part of which are telemarketing based, are highly dependent on computer and telephone equipment. We anticipate that we will need to continue to invest significant amounts to enhance our information systems in order to maintain our competitiveness and to develop new logistic services. Our property and business interruption insurance may not compensate us adequately, or at all, for losses that we may incur if we lose our equipment or systems either temporarily or permanently. In addition, a significant increase in the costs of additional technology or telephone services that are not recoverable through an increase in the price of our services could negatively impact our results of operations.

Our future operating results will depend on our ability to continue to increase volumes and maintain margins.

A large percentage of our total revenues is derived from sales of wireless devices, a part of our business that operates on a high-volume, low-margin basis. Our ability to generate these sales is based upon demand for wireless voice and data products and our having an adequate supply of these products. The gross margins that we realize on sales of wireless devices could be reduced due to increased competition or a growing industry emphasis on cost containment. However, a sales mix shift to fee-based logistic services may place negative pressure on our revenue growth while having a positive impact on our gross margins. Therefore, our future profitability will depend on our ability to maintain our margins or to increase our sales to help offset future declines in margins. We may not be able to maintain existing margins for products or services offered by us or increase our sales. Even if our sales rates do increase, the gross margins that we receive from our sales may not be sufficient to make our future operations profitable.

Our business growth strategy includes acquisitions.

We have acquired businesses in the past and plan to continue to do so in the future based on our global business strategy. Prior or future acquisitions may not meet our expectations at the time of purchase, which could adversely affect our operations causing operating losses and subsequent write-downs due to asset impairments.

Our business depends on the continued tendency of wireless equipment manufacturers and network operators to outsource aspects of their business to us in the future.

We provide functions such as distribution, inventory management, fulfillment, customized packaging, prepaid and e-commerce solutions, activation management and other outsourced services for many wireless manufacturers and network operators. Certain wireless equipment manufacturers and network operators have elected, and others may elect, to undertake these services internally. Additionally, our customer service levels, industry consolidation, competition, deregulation, technological changes or other developments could reduce the degree to which members of the global wireless industry rely on outsourced logistic services such as the services we provide. Any significant change in the market for our outsourced services could harm our business. Our outsourced services are generally provided under multi-year renewable contractual arrangements. Service periods under certain of our contractual arrangements are expiring or will expire in the near future. The failure to obtain renewals or otherwise maintain these agreements on terms, including price, consistent with our current terms could cause a reduction in our revenues and cash flows.

We depend on third parties to manufacture products that we distribute and, accordingly, rely on their quality control procedures.

Product manufacturers typically provide limited warranties directly to the end consumer or to us, which we generally pass through to our customers. If a product we distribute for a manufacturer has quality or performance problems, our ability to provide products to our customers could be disrupted, causing a delay and/or reduction in our revenues.

Rapid technological changes in the global wireless industry could render our services or the products we handle obsolete or less marketable.

The technology relating to wireless voice and data equipment changes rapidly resulting in product obsolescence or short product life cycles. We are required to anticipate future technological changes in our industry and to continually identify, obtain and market new products in order to satisfy evolving industry and customer requirements. Competitors or manufacturers of wireless equipment may market products or services that have perceived or actual advantages over our service offerings or the products that we handle or render those products or services obsolete or less marketable. We have made and continue to make significant working capital investments in accordance with evolving industry and customer requirements including maintaining levels of inventories of currently popular products that we believe are necessary based on current market conditions. These concentrations of working capital increase our risk of loss due to product obsolescence.

Natural disasters, epidemics, hostilities and terrorist acts could disrupt our operations.

Although we have implemented policies and procedures designed to minimize the effects of natural disasters, epidemics, outbreak of hostilities or terrorist attacks in markets served by us or on our facilities, the actual effect of any such events on our operations cannot be determined at this time. However, we believe any of these events could disrupt our operations and negatively impact our business.

The global wireless industry is intensely competitive and we may not be able to continue to compete successfully in this industry.

We compete for sales of wireless voice and data equipment, and expect that we will continue to compete, with numerous well-established mobile operators, distributors and manufacturers, including our own suppliers. As a provider of logistic services, we also compete with other distributors, logistic services companies and electronic manufacturing services companies. Many of our competitors possess greater financial and other resources than we do and may market similar products or services directly to our customers. The global wireless industry has generally had low barriers to entry. As a result, additional competitors may choose to enter our industry in the future. The markets for wireless handsets and accessories are characterized by intense price competition and significant price erosion over the life of a product. Many of our competitors have the financial resources to withstand substantial price competition and to implement extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter into new markets or introduce new products. Our ability to continue to compete successfully will depend largely on our ability to maintain our current industry relationships. We may not be successful in anticipating and responding to competitive factors affecting our industry, including new or changing outsourcing requirements, the entry of additional well-capitalized competitors, new products which may be introduced, changes in consumer preferences, demographic trends, international, national, regional and local economic conditions and competitors’ discount pricing and promotion strategies. As wireless telecommunications markets mature and as we seek to enter into new markets and offer new products in the future, the competition that we face may change and grow more intense.

We may not be able to grow at our historical or current rates or effectively manage future growth.

In prior years we have experienced domestic and international growth but there can be no assurances as to our ability to achieve future growth. We will need to manage our expanding operations effectively, maintain or accelerate our growth as planned and integrate any new businesses that we may acquire into our operations successfully in order to continue our desired growth. If we are unable to do so, particularly in instances in which we have made significant capital investments, it could materially harm our operations. Our inability to absorb, through revenue growth, the increasing operating costs that we have incurred and continue to incur in connection with our activities and the execution of our strategy could cause our future earnings to decline. In addition, our growth prospects could be harmed by a decline in the global wireless industry generally or in one of our regional divisions, either of which could result in reduction or deferral of expenditures by prospective customers.

Our business strategy includes entering into relationships and financing that may provide us with minimal returns or losses on our investments.

We have entered into several relationships with wireless equipment manufacturers, mobile operators and other participants in our industry. We intend to continue to enter into similar relationships as opportunities arise. We may enter into distribution or logistic services agreements with these parties and may provide them with equity or debt financing. Our ability to achieve future profitability through these relationships will depend in part upon the economic viability, success and motivation of the entities we select as partners and the amount of time and resources that these partners devote to our alliances. We may ultimately receive only minimal or no business from these relationships and joint ventures, and any business we receive may not be significant or at the level we anticipated. The returns we receive from these relationships, if any, may not offset possible losses, our investments or the full amount of financings that we make upon entering into these relationships. We may not achieve acceptable returns on our investments with these parties within an acceptable period or at all.

We are subject to certain personnel related issues.

Our success depends in large part on the abilities and continued service of our executive officers and other key employees. Although we have entered into employment agreements with several of our officers and employees, we may not be able to retain their services. We also have non-competition agreements with our executive officers and some of our existing key personnel. However, courts are sometimes reluctant to enforce non-competition agreements. The loss of executive officers or other key personnel could impede our ability to fully and timely implement our business plan and future growth strategy. In addition, in order to support our continued growth, we will be required to effectively recruit, develop and retain additional qualified management. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract necessary personnel could also delay or prevent us from executing our planned growth strategy.

We are subject to a number of regulatory and contractual restrictions governing our relations with certain of our employees, including national collective labor agreements for certain of our employees who are employed outside of the United States and individual employer labor agreements. These arrangements address a number of specific issues affecting our working conditions, including hiring, work time, wages and benefits, and termination of employment. We could be required to make significant payments in order to comply with these requirements. The cost of complying with these requirements could be material.

Our distribution activities and logistic services are labor-intensive, and we experience high personnel turnover. In addition, we are from time to time subject to shortages in the available labor force in certain geographical areas where we operate. A significant portion of our labor force is contracted through temporary agencies and a significant portion of our costs consists of wages to hourly workers. Growth in our business, together with seasonal increases in units, requires us to recruit and train personnel at an accelerated rate from time to time. We may not be able to continue to hire, train and retain a significant labor force of qualified individuals when needed, or at all. Our inability to do so, or an increase in hourly costs, employee benefit costs, employment taxes or commission rates, could cause our operating results to decline. In addition, if the turnover rate among our labor force increases further, we could be required to increase our recruiting and training efforts and costs, and our operating efficiencies and productivity could decrease.

We rely to a great extent on trade secret and copyright laws and agreements with our key employees and other third parties to protect our proprietary rights.

Our business success is substantially dependent upon our proprietary business methods and software applications relating to our information systems. We currently hold one patent relating to certain of our business methods.

With respect to other business methods and software, we rely on trade secret and copyright laws to protect our proprietary knowledge. We also regularly enter into non-disclosure agreements with our key employees and limit access to, and distribution of, our trade secrets and other proprietary information. These measures may not prove adequate to prevent misappropriation of our technology. Our competitors could also independently develop technologies that are substantially equivalent or superior to our technology, thereby eliminating one of our competitive advantages. We also have offices and conduct our operations in a wide variety of countries outside the United States. The laws of some other countries do not protect our proprietary rights to the same extent as the laws in the United States. In addition, although we believe that our business methods and proprietary software have been developed independently and do not infringe upon the rights of others, third parties might assert infringement claims against us in the future or our business methods and software may be found to infringe upon the proprietary rights of others.

We have significant future payment obligations pursuant to certain leases and other long-term contracts.

We lease our office and warehouse/distribution facilities under real property and personal equipment leases. Many of these leases are for terms that exceed one year and require us to pay significant monetary charges for early termination or breach by us of the lease terms. We cannot be certain of our ability to adequately fund these lease commitments from our future operations and our decision to modify, change or abandon any of our existing facilities could negatively impact our operations.

We depend on our computer and communications systems.

As a multi-national corporation, we rely on our computer and communication network to operate efficiently. Any interruption of this service from power loss, telecommunications failure, weather, natural disasters or any similar event could negatively impact our business and operations. Additionally, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could materially harm our business and operations.

We have included certain preliminary selected unaudited results for the quarter ended June 30, 2009 in this prospectus supplement, which results may differ materially from our actual results of operations for such period.

Because the second quarter has recently ended, the selected unaudited financial information included in this prospectus supplement, is, by necessity, preliminary in nature, based only upon preliminary information available to us as of the date of this prospectus supplement and has not been reviewed by our independent registered public accounting firm. Our consolidated financial statements for the quarter ended June 30, 2009 will not be available until after this offering is completed, and, consequently, will not be available prior to an investor investing in our common stock in this offering. Our actual results of operations for the quarter ended June 30, 2009 could differ materially from our estimates due to completion of our quarterly closing procedures, final adjustments and other developments that may arise before our financial results for this period are finalized. Accordingly, you should not place undue reliance on the preliminary selected unaudited financial information included in this prospectus supplement.

Risks Related to Our Common Stock

The market price of our common stock may continue to be volatile.

The market price of our common stock has fluctuated significantly from time to time. The trading price of our common stock could experience significant fluctuations in the future, including as a result of:

•	actual or anticipated variations in our quarterly operating results or financial position;

•	issuances or repurchases of common stock;

•	litigation;

•	the introduction of new services, products or technologies by us, our suppliers or our competitors;

•	changes in other conditions or trends in the wireless voice and data industry;

•	changes in governmental regulation and the enforcement of such regulation;

•	changes in the assessment of our credit rating as determined by various credit rating agencies;

•	changes in securities analysts’ estimates of our future performance or that of our competitors or our industry in general; and

•	investors’ perceptions of our prospects.

General market price declines or market volatility in the prices of stock for companies in the global wireless industry or in the distribution or logistic services sectors of the global wireless industry could also cause the market price of our common stock to decline.

There are amounts of our common stock issuable pursuant to our 2004 Long-Term Incentive Plan that, if issued, could result in dilution to existing shareholders, reduce earnings and earnings per share in future periods and reduce the market price of our common stock. We have reserved a significant number of shares of common stock that may be issuable pursuant to this plan. Grants made under this plan could result in dilution to existing shareholders.

The sales of shares by NC Holding in this offering and the future sale by NC Holding of the substantial number of shares it will continue to hold after this offering could adversely affect our stock price.

We issued 30,000,000 shares of our common stock (including 2,000,000 shares that remain in escrow) to NC Holding on July 31, 2007 as partial consideration for our acquisition of Dangaard Telecom. Pursuant to a demand by NC Holding under the registration rights agreement we entered into with NC Holding upon the closing of the acquisition, we have filed a shelf registration statement covering these 30,000,000 shares, of which up to 15,000,000 shares (17,250,000 shares if the over-allotment option is exercised in full) are being sold in this offering. The sale of these shares could cause a significant decline in the market price for our common stock. In addition, NC Holding retains demand registration rights with respect to the balance of the shares not subject to this offering, which, in the case of an underwritten offering, can be exercised upon the expiration of 180 days from the effective date of the registration statement of which this prospectus supplement and accompanying prospectus forms a part. Even without their registration, after the 90-day lock-up period following this offering, NC Holding will have the ability to sell a significant number of these remaining shares in the public market pursuant to Rule 144 or other available exemption from registration. Any such sales could cause a significant decline in the market price for our common stock.

Future sales, or the perception of future sales, of a substantial amount of our common stock may depress the price of our common stock.

As of July 10, 2009, we had 82,008,463 shares of common stock outstanding. Of these shares, approximately 30,877,531 shares of common stock, including the 15,000,000 shares (17,250,000 shares if the over-allotment option is exercised in full) being offered hereby, are restricted shares. In addition, shares held by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, are control securities under the Securities Act. Neither restricted nor control securities may be sold in the public market unless the sale of such shares is registered under the Securities Act or an exemption from registration is available. Upon the completion of this offering, the 15,000,000 restricted shares, if held by holders that are not affiliates of ours (17,250,000 restricted shares, if held by holders that are not affiliates of ours and if the over-allotment option is exercised in full) being offered hereby may be freely tradable without restriction under the Securities Act. If the holders of currently restricted shares of our common stock or control shares choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling shareholder named in this prospectus supplement and accompanying prospectus.

We have agreed to pay certain expenses in connection with the registration of the shares being offered by the selling shareholder. See “Plan of Distribution” in the accompanying prospectus.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of July 10, 2009, there were 82,008,463 shares of common stock and no shares of preferred stock outstanding. As of July 7, 2009, there were approximately 325 holders of record of our common stock.

Common Stock

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common shareholders are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Our common shareholders do not have cumulative voting rights. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors in its discretion out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably the assets of our company, if any, legally available for distribution to them after payment of debts and liabilities of our company and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has not yet determined the preferences, qualifications, relative voting or other rights of the authorized shares of preferred stock. Shareholder approval is not required for our board’s designation of the preferences, qualifications, relative voting or other rights related to the preferred stock.

Anti-Takeover Considerations

Classified Board of Directors

Our amended and restated articles of incorporation and bylaws provide for a board of directors that is divided into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. Subject to the right of holders of any series of preferred stock to elect directors, shareholders elect one class constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the board of directors. The classification of directors makes it more difficult to change the composition of our board of directors and instead promotes a continuity of existing management.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for the periods and as of the dates indicated. We have derived the summary consolidated financial data presented as of and for the fiscal years ended December 31, 2008, 2007 and 2006 from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated financial data presented as of and for the three months ended March 31, 2009 and 2008 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, which in the opinion of our management, included all adjustments, consisting of primarily normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of the operations as of such date and for such unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods, and results for the three months ended March 31, 2009 are not necessarily indicative of results that may be expected for the fiscal year ending December 31, 2009. You should read the information presented below in conjunction with the sections of our Annual Report for the fiscal year ended December 31, 2008, as revised in our Current Report on Form 8-K filed with the SEC on June 1, 2009, and our Quarterly Report for the three months ended March 31, 2009 in our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2009, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the related notes thereto, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference.”

(amounts in thousands, except per share data and footnotes)
(as adjusted, see note 17 to our Consolidated Financial Statements for the year ended December 31, 2008)

						Three Months
	Year Ended December 31,					Ended March 31,
	2008(1)	2007(1)	2006	2005	2004	2009	2008(1)

Revenue	$4,588,566	$4,200,949	$2,397,193	$2,106,509	$1,723,920	$709,077	$1,174,803
Gross profit	344,834	265,911	150,867	131,633	103,265	62,462	88,647
Operating income (loss) from continuing operations	(274,176)	63,972	49,670	45,107	35,272	1,155	10,557
Income (loss) from continuing operations	(325,530)	46,415	37,777	33,255	23,529	(3,075)	3,180
Total gain (loss) from discontinued operations, net of income taxes	(16,222)	1,326	(2,167)	(22,815)	(9,759)	2	(2,266)
Net income (loss) attributable to common stockholders	(342,114)	47,394	35,610	10,440	13,770	(3,073)	775
Earnings (loss) per share attributable to common stockholders—basic(2)
Income (loss) from continuing operations	$(4.16)	$0.76	$0.77	$0.69	$0.47	$(0.04)	$0.04
Discontinued operations	(0.21)	0.02	(0.04)	(0.48)	(0.19)	—	(0.03)

Net income (loss)	$(4.37)	$0.78	$0.73	$0.21	$0.28	$(0.04)	$0.01

Earnings (loss) per share attributable to common stockholders—diluted(2)
Income (loss) from continuing operations	$(4.16)	$0.73	$0.75	$0.67	$0.45	$(0.04)	$0.04
Discontinued operations	(0.21)	0.02	(0.04)	(0.46)	(0.19)	—	(0.03)

Net income (loss)	$(4.37)	$0.75	$0.71	$0.21	$0.26	$(0.04)	$0.01

	At December 31,					At March 31,
	2008	2007	2006	2005	2004	2009	2008

Working capital	$234,741	$525,778	$159,760	$121,336	$103,525	$189,668	$451,656
Total assets	1,146,360	1,972,361	778,353	487,824	437,584	898,154	1,814,713
Long-term obligations	175,607	441,521	3,750	—	—	134,773	356,322
Total liabilities	895,796	1,370,778	583,525	338,782	286,847	659,397	1,175,355
Shareholders’ equity	250,564	601,583	194,828	149,042	150,737	238,757	638,344

(1)	The consolidated statements of operations reflect the reclassification of the results of operations of our locally branded PC notebook business in Slovakia and our operations in Poland and Turkey to discontinued operations for all periods presented in accordance with U.S. generally accepted accounting principles. The locally branded PC notebook business in Slovakia and our operations in Poland and Turkey were previously reported in our EMEA reporting segment. Operating data includes certain items that were recorded in the years presented as follows: restructuring charges in 2008, 2007, 2006, and 2005; $325.9 million goodwill impairment charge in 2008; $18 million of charges related to valuation allowances on certain tax assets that are no longer expected to be utilized in 2008; and $16.1 million of tax benefits in 2007.

(2)	Per share amounts for all periods have been adjusted to reflect the 6 for 5 common stock split (paid in the form of a stock dividend) effected on May 31, 2006, and the 3 for 2 common stock splits (paid in the form of stock dividends) effected on December 30, 2005 and September 15, 2005.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CELL.” The table below sets forth the high and the low sales prices of our common stock as reported on the Nasdaq Global Select Market for the periods indicated.

	High	Low

Year ending December 31, 2009:
Third quarter (through July 10, 2009)	$6.59	$5.58
Second quarter	$6.83	$4.14
First quarter	$5.15	$3.15
Year ended December 31, 2008:
Fourth quarter	$7.23	$3.10
Third quarter	$8.75	$6.21
Second quarter	$10.35	$6.89
First quarter	$15.32	$8.02
Year ended December 31, 2007:
Fourth quarter	$18.18	$14.57
Third quarter	$15.01	$11.17
Second quarter	$14.65	$11.73
First quarter	$14.02	$10.17

The Company has declared the following forward and reverse common stock splits. All of the forward stock splits were effected in the form of common stock dividends.

Dividend Payment or
Stock Split
Declaration Date	Effective Date	Split Ratio

August 31, 1995	September 20, 1995	5 for 4
November 12, 1996	December 17, 1996	3 for 2
January 28, 1997	March 3, 1997	5 for 4
October 22, 1997	November 21, 1997	2 for 1
June 26, 2002	June 27, 2002	1 for 7
July 29, 2003	August 25, 2003	3 for 2
September 15, 2003	October 15, 2003	3 for 2
August 12, 2005	September 15, 2005	3 for 2
December 5, 2005	December 30, 2005	3 for 2
May 9, 2006	May 31, 2006	6 for 5

On July 10, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $5.84 per share. As of July 7, 2009, there were approximately 325 holders of record of our common stock. The number of record holders does not include beneficial owners whose shares are held in the name of banks, brokers, nominees or other fiduciaries.

Since our initial public offering in 1994, we have not paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Moreover, our ability to pay dividends on our common stock may also be prohibited by our current and future indebtedness.

In addition, certain of our bank agreements require consent from the lender prior to declaring or paying cash dividends, making capital distributions or other payments to shareholders. Our board of directors intends to continue a policy of retaining earnings to finance the growth and development of the business and does not expect to declare or pay any cash dividends in the foreseeable future.

SELLING SHAREHOLDER

Security Ownership of the Selling Shareholder

The following table sets forth certain information regarding the selling shareholder based on information provided to us by the selling shareholder. Percentage ownership of common stock after the offering assumes the sale of all of the shares being offered by the selling shareholder pursuant to this prospectus supplement.

Number of
	Shares of	Number of		Number of		Percentage of Common
	Common Stock	Shares of		Shares of		Stock Beneficially
	Beneficially Owned	Common Stock to be		Common Stock		Owned
Name of	Prior to the	Sold in the		Beneficially Owned		Before	After
Selling Shareholder(1)	Offering	Offering		After the Offering		The Offering	The Offering

NC Telecom Holding A/S (formerly known as Dangaard Holding A/S)(2)	30,000,000	15,000,000	(3)	15,000,000	(3)	36.6%	18.3	%(3)

(1)	The address for the selling shareholder is NC Telecom Holding A/S in care of NC Advisory A/S, Sankt Annae Plads 11, 1250 Copenhagen, Denmark.

(2)	Based on a Schedule 13D/A jointly filed with the SEC on June 29, 2009 by NC Holding and Nordic Capital VI Limited, which states that these entities share voting and dispositive power over the 30,000,000 shares as well as information provided to us by Nordic Capital VI Limited and NC Holding. NC Holding is ultimately controlled by Nordic, which shares voting and dispositive power over the 30,000,000 shares owned by NC Holding. The address of NC Holding is NC Telecom Holding A/S in care of NC Advisory A/S, Sankt Annae Plads 11, 1250 Copenhagen, Denmark. Three of our directors have an economic interest in 972,600 of these shares through their share ownership in NC Holding (inclusive of their warrants on NC Holding stock). These directors are Thorleif Krarup, Jan Gesmar-Larsen and Jorn Jensen, who have an economic interest in 679,500, 271,800 and 21,300 shares, respectively, beneficially owned by NC Holding, through their share ownership in NC Holding.

(3)	Assumes that the underwriter does not exercise the option granted to it by the selling shareholder to purchase up to an additional 2,250,000 shares to cover over-allotments, if any.

Our Agreements with the Selling Shareholder

NC Holding is the sole selling shareholder in this offering. We are registering for resale, pursuant to a registration rights agreement that we entered into with NC Holding in connection with our acquisition of Dangaard Telecom, the shares of common stock issued to NC Holding. NC Holding is ultimately controlled by Nordic, which shares voting and dispositive power over the shares owned by NC Holding. NC Holding may offer and sell up to an aggregate of 15,000,000 shares of our common stock pursuant to this prospectus supplement, plus an additional 2,250,000 shares upon exercise of the over-allotment option granted by the selling shareholder to the underwriter.

Pursuant to the terms of the shareholder agreement that we entered into with NC Holding upon the closing of the Dangaard Telecom acquisition, NC Holding has the right to propose between one and three individuals for election or appointment to our board of directors. This right is subject to the final approval of each such designee by our board’s corporate governance and nominating committee, applying reasonable and uniform standards consistent with both its past practices and our corporate governance principles and after it determines that such designee satisfies the independence requirements under NASDAQ Marketplace Rules. This right is contingent upon the percentage of our common stock owned by NC Holding as follows:

•	for as long as it owns at least 27.5% of our then outstanding common stock, NC Holding will retain its designee proposal right with respect to three designees;

•	for as long as it owns at least 17.5% but less than 27.5% of our then outstanding common stock, NC Holding will retain its designee proposal right with respect to two designees; and

•	for as long as it owns at least 7.5% but less than 17.5% of our then outstanding common stock, NC Holding will retain its designee proposal right with respect to one designee.

NC Holding currently owns 36.6% of our outstanding common stock, and three individuals it proposed for election or appointment, each of whom is independent of the company under applicable NASDAQ Marketplace Rules, serve on our board of directors. In the event, and at such time as, the number of directors with respect to which NC Holding has designee proposal rights is reduced in accordance with the foregoing, upon request from us, NC Holding shall immediately cause the requisite number of its designated directors to resign from our board of directors.

In accordance with the terms of the shareholder agreement, if 15,000,000 shares are sold in this offering, we will have the right to require one of the three directors currently on our board of directors that was proposed for nomination by NC Holding to resign immediately. Based on 82,008,463 outstanding shares of common stock on July 10, 2009, if the over-allotment option is exercised for any amount equal to or exceeding 648,520 shares, we will have the right to require two of the three directors currently on our board of directors that were proposed for nomination by NC Holding to resign immediately.

Voting Arrangements with Shareholder

Pursuant to the terms of the shareholder agreement that we entered into with NC Holding upon the closing of our acquisition of Dangaard Telecom, until the earlier of (a) the date on which NC Holding owns less than 7.5% of our outstanding common stock and (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights, NC Holding will be required to vote all of its shares in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and, to a limited extent, certain estate tax consequences of the purchase, ownership and disposition of our common stock. This discussion applies only to a non-U.S. holder (as defined below) of our common stock. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. holders that hold our common stock as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to non-U.S. holders in light of their particular circumstances, or to non-U.S. holders subject to special treatment under U.S. federal income or estate tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal tax purposes, dealers in securities or currencies, expatriates, controlled foreign corporations, passive foreign investment companies, former long-term residents of the United States, persons deemed to sell our common stock under the constructive sale provisions of the Code and persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and foreign income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income and estate tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof (except for certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code), (iii) a partnership (including any entity or arrangement treated as a partnership for such purposes), (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (v) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In the case of certain trusts, the tax treatment of a beneficiary of the trust will depend on the status of the beneficiary. Partners in a partnership and beneficiaries of a trust that owns our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, that are attributable to a non-U.S. holder’s permanent establishment in the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, is attributable to the non-U.S. holder’s permanent establishment in the United States; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned more than 5% of our common stock.

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from the sale of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above also may apply.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person, or the holder otherwise establishes an exemption. Generally, information will be reported to the United States Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend. Copies of these information reports also may be made available under the provisions of a treaty or other agreement to the tax authorities of the country in which a non-U.S. holder resides.

In general, information reporting and possibly backup withholding will apply to the payment of proceeds from the disposition of our common stock by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

The Obama Administration’s Proposed Changes to Withholding Tax Rules

The Obama Administration has recently proposed legislation that may limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on our common stock and may impose a withholding tax on gross proceeds of the sale of our common stock, in certain circumstances. The proposals appear to be directed at limiting tax evasion and not to be intended to disrupt ordinary and customary transactions. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in respect of our common stock.

The preceding discussion of certain material U.S. federal income and estate tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Deutsche Bank Securities Inc. has agreed to purchase from the selling shareholder the following number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Number
Underwriter	of Shares

Deutsche Bank Securities Inc.	15,000,000

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $            per share under the public offering price. The underwriter may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, the underwriter may change the offering price and other selling terms.

The selling shareholder has granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase from the selling shareholder up to 2,250,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriter exercises this option, the underwriter will become obligated, subject to conditions, to purchase these additional shares of common stock. The selling shareholder will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the 15,000,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling shareholder per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. The selling shareholder has agreed to pay the underwriter the following discounts and commissions, assuming either no exercise or full exercise by the underwriter of the underwriter’s over-allotment option:

Total Fees
		Without Exercise of	With Full Exercise
		Over-Allotment	of Over-Allotment
	Fee per Share	Option	Option

Discounts and commissions paid by the selling shareholder	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $          .

We and the selling shareholder have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities. We and the selling shareholder have also agreed to indemnify each other against certain types of liabilities related to this offering.

We, each of our officers and directors and the selling shareholder have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 45 days, in the case of the company and our directors and officers, and 90 days in the case of the selling shareholder, after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice.

With respect to our officers and directors, the lock-up does not apply to transfer of (a) shares of our common stock pursuant to an existing 10b5-1 plan; (b) shares of our common stock acquired in open market transactions after the completion of this offering; (c) transfers of any or all of the shares of our common stock or other securities of the company if the transfer is (i) by gift, will or intestacy, (ii) to any trust, partnership or limited liability company for the direct or indirect benefit of the transferring person and/or the immediate family of the transferring person, (iii) to any investment fund or other entity controlled or managed by the transferring person or (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above; provided, that the transferee, in each case, agrees to be bound by the terms of the lock-up in the same form as agreed to by the transferring person and that the transfer shall not involve a disposition for value; and (d) shares of our common stock for the purpose of financing the payment of any taxes payable in connection with the vesting of restricted stock or restricted stock units.

With respect to us the lock-up does not apply to (a) grants by the company of stock options, restricted stock, restricted stock units or other awards pursuant to the company’s 2004 Long-Term Incentive Plan, (b) the issuance by the company of shares of common stock upon (i) the exercise of any option outstanding on the date of this prospectus supplement, (ii) the vesting of restricted stock units outstanding on the date of this prospectus supplement, (c) the issuance of shares of common stock by the company in connection with a strategic partnering transaction, (d) the issuance of shares of common stock in exchange for equity or assets of a company in connection with a merger or acquisition, (e) the distribution by the company of shares of common stock to shareholders of the company or (f) the transfer by the company of shares of common stock to any wholly-owned subsidiary; provided, however, that in the case of a transfer pursuant to clause (f) above, it shall be a condition to the transfer that such subsidiary execute an agreement stating that the subsidiary is receiving and holding such common stock subject to the lock-up restrictions.

With respect to the selling shareholder, the lock-up does not apply to (a) the transfer of shares of our common stock to any wholly-owned subsidiary, (b) the transfer of shares of our common stock (i) by distribution to partners, members or shareholders of the selling shareholder, (ii) to any trust, partnership or limited liability company for the direct or indirect benefit of the selling shareholder, or (iii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) and (ii) above; provided, however, that in the case of a transfer pursuant to clause (a) or (b) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such common stock subject to the lock-up restrictions and (c) any sale of shares of our common stock by the selling shareholder to us.

The 45-day and 90-day lock-up periods described above will be automatically extended if: (1) during the last 17 days of the applicable lock-up period we issue an earnings release or announce material news or a material event relating to us occurs; or (2) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the applicable lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event, unless the underwriter waives this extension in writing in its sole discretion.

Pursuant to the registration rights agreement we entered with NC Holding in connection with our acquisition of Dangaard Telecom, NC Holding is entitled to demand registrations with respect to its shares. Under the registration rights agreement, NC Holding is not entitled to make another demand for an underwritten offering of its shares until 180 days have expired since the effective date of the registration statement of which this prospectus supplement forms a part. Following the expiration of the NC Holding lock-up period described above, however, NC Holding may sell all or a portion of the shares it then holds in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, Section 4(1) under the Securities Act, if available, or any other available exemption from registration under the Securities Act. NC Holding has agreed, however, pursuant to the shareholder agreement it entered into with us upon the closing of the Dangaard Telecom acquisition, not to transfer any of the shares it acquired during any 90-day period in excess of the amount it otherwise would be permitted to transfer under the volume limitations of Rule 144 under the Securities Act (except for transfers pursuant to a registration statement pursuant to the registration rights agreement or certain transfers to affiliates or members or partners of the selling shareholder).

The underwriter has advised us that the underwriter does not intend to confirm sales to any account over which it exercises discretionary authority.

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from the selling shareholder in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

A prospectus supplement in electronic format may be made available on the Internet web sites maintained by the underwriter or by its affiliates. Other than the prospectus supplement in electronic format, the information on the underwriter’s or any of its affiliates’ web sites and any information contained in any other web site maintained by the underwriter or any of its affiliates is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Sales Outside the United States

No action has been taken in any jurisdiction that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell our common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of our common stock to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

We have been advised by the underwriter that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

France

This prospectus supplement and accompanying prospectus have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement, the accompanying prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investor may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Italy

The offering of our common stock has not been registered pursuant to the Italian securities legislation and, accordingly, the underwriter has not offered or sold, and will not offer or sell, any of our common stock in the Republic of Italy in a solicitation to the public, and sales of our common stock in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, our common stock cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market. The underwriter will not offer, sell or deliver our common stock or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to our common stock in the Republic of Italy except: to “Professional Investors,” as defined in Article 31.2 of Commissione Nazionale per le Società e la Borsa, or CONSOB, Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended (“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of our common stock or distribution of copies of the prospectus supplement, the accompanying prospectus or any other document relating to our common stock in the Republic of Italy must be (a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations; (b) in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless an exemption, depending, inter alia, on the aggregate amount and the characteristics of our common stock issued or offered in the Republic of Italy, applies; and (c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

The underwriter and its affiliates have provided investment banking services to us and the selling shareholder in the past and may do so in the future. They receive customary fees and commissions for these services. The underwriter is a lender to the company under its global credit facility.

LEGAL MATTERS

Blank Rome LLP of New York, New York, has acted as counsel for Brightpoint in connection with this offering. Ice Miller LLP of Indianapolis, Indiana will pass upon the validity of the shares of common stock being offered by this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP of New York, New York. Certain legal matters in connection with this offering will be passed upon for the selling shareholder by Accura Advokataktieselskab of Copenhagen, Denmark and by Latham & Watkins LLP of New York, New York.

EXPERTS

The consolidated financial statements and schedule of Brightpoint, Inc. appearing in Brightpoint, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, as revised by a Current Report on Form 8-K dated June 1, 2009, and the effectiveness of Brightpoint, Inc.’s internal control over financial reporting appearing in Brightpoint, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Dangaard Telecom as of September 30, 2005 and 2006, and for each of the years in the three-year period ended September 30, 2006, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Statsautoriseret Revisionspartnerselskab (Partnership of State Authorized Public Accountants), independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 35 to these consolidated financial statements, the consolidated balance sheet as of September 30, 2006 and 2005 and the related consolidated income statement for the year ended September 30, 2006 have been restated.

INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which form part of the registration statement, do not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them. This means that we may disclose important information to you by referring you to other documents filed separately with the SEC. The information we incorporate by reference in this prospectus supplement is legally deemed to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the information in this prospectus supplement and the documents listed below. Our SEC file number for documents we file under the Exchange Act is: 001-12845. We incorporate the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009;

•	our Definitive Proxy Statement on Form 14A filed with the SEC on March 23, 2009;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 7, 2009;

•	our Current Reports on Form 8-K filed with the SEC on February 9, 2009 (only with respect to Items 2.05, 2.06, 3.03, 5.02 and 9.01 (exhibit 4.1 only)), March 13, 2009, May 8, 2009, May 21, 2009, June 1, 2009, June 18, 2009 and July 2, 2009;

•	the amendment to our Current Report on Form 8-K filed with the SEC on February 27, 2009;

•	Annex A to our Registration Statement on Form S-3 filed with the SEC on November 19, 2007;

•	The Consolidated Financial Statements of Dangaard Telecom as of September 30, 2006 and 2005 and for the three years ended September 30, 2006 included in Annex C-(1) to our Definitive Proxy Statement on Form 14A filed with the SEC on June 20, 2007; and

•	the description of our common stock contained in our Registration Statements on Form 8-A, filed with the SEC and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the dates of filing of such reports and other documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein.

You may request a copy of these filings, at no cost, by writing or telephoning us at Brightpoint, Inc., 7635 Interactive Way, Suite 200, Indianapolis, Indiana, Attention: Investor Relations, Telephone: (317) 707-2355.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and we file reports, proxy statements and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at its Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

Our internet address is www.brightpoint.com. We make available free of charge, on or through our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement.

PROSPECTUS

BRIGHTPOINT, INC.

30,000,000 shares of common stock

Up to 30,000,000 shares of our common stock may be offered and sold by the selling shareholder identified on page 4 of this prospectus from time to time. We will not receive any proceeds from sales of the shares of our common stock by the selling shareholder.

The securities offered by this prospectus may be sold through one or more underwriters or in other manners as set forth under the heading “Plan of Distribution.” Each time the selling shareholder offers any shares of our common stock pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the offering price, and may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the particular offering.

You should carefully read this prospectus and any accompanying prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, before you invest in our common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CELL.” On July 10, 2009, the last sale price of our common stock as reported by NASDAQ was $5.84 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 2 of this prospectus and the risk factors that are incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2008, for information that you should consider before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2009

i

About This Prospectus

Unless the context requires otherwise, reference in this prospectus to “we,” “us,” “our,” “Brightpoint” or “the company” refers to Brightpoint, Inc. and its consolidated subsidiaries, and the term “you” refers to a prospective investor.

On July 31, 2007, we acquired all of the capital stock of Dangaard Telecom A/S, a Danish company, from its sole shareholder, Dangaard Holding A/S. Dangaard Holding A/S subsequently changed its name to NC Telecom Holding A/S and is referred to in this prospectus as NC Holding or the selling shareholder. We are registering the shares of common stock covered by this prospectus on this shelf registration statement pursuant to a registration rights agreement that we entered into with NC Holding in connection with our acquisition of Dangaard Telecom.

Of the shares issued to NC Holding in connection with the acquisition, initially 3,000,000 shares were placed in escrow with American Stock Transfer & Trust Company to secure NC Holding’s indemnification obligations under the acquisition agreement. We have previously made indemnification claims against NC Holding pursuant to the acquisition agreement which we believe are in excess of the value of these 3,000,000 shares. We understand that NC Holding intends to defend against these claims, and we can give no assurance that all or any part of our indemnification claims against NC Holding will be successful. Of these 3,000,000 shares, 2,000,000 remain in the escrow account and 1,000,000 shares have been released from escrow subject to our reservation of a right to assert a claim for indemnification. Although the 2,000,000 shares that remain in the escrow account are included in the shares covered by this prospectus, such shares may not be released from the escrow account until the proceeds of the sale of such shares have been deposited into the escrow account.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling shareholder identified in this prospectus in the section entitled “Selling Shareholder” may, over time, offer and resell the shares of common stock covered by the shelf registration statement. We will not receive any proceeds from the resale by the selling shareholder of the shares of common stock covered by the shelf registration statement.

This prospectus provides you with some of the general terms that may apply to an offering of our common stock by the selling shareholder. Each time the selling shareholder offers shares of our common stock for resale pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and the specific manner in which such shares may be offered, including the offering price. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the particular offering. Any prospectus supplement may also add to, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

You should read carefully both this prospectus, including the information incorporated by reference herein as set forth herein under the heading “Incorporation of Certain Documents by Reference,” and the applicable prospectus supplement, before making an investment decision.

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the common stock offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned herein under the heading “Where You Can Find More Information.”

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor the selling shareholder have authorized anyone else to provide you with different information. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date. Our business, financial condition, results of operations and prospects may have changed since such dates.

Our Business

Brightpoint, Inc. is a global leader in the distribution of wireless devices and accessories and provision of customized logistic services to the wireless industry. We have operations centers and/or sales offices in various countries including Australia, Austria, Belgium, Colombia, Denmark, Finland, France, Germany, Guatemala, India, Italy, the Netherlands, New Zealand, Norway, Portugal, Russia, Singapore, Slovakia, South Africa, Spain, Sweden, Switzerland, the United Arab Emirates, the United Kingdom and the United States. We provide customized integrated logistic services including procurement, inventory management, software loading, kitting and customized packaging, fulfillment, credit services and receivables management, call center and activation services, website hosting, e-fulfillment solutions, reverse logistics, transportation management and other services within the global wireless industry. Our customers include mobile network operators, mobile virtual network operators, resellers, retailers and wireless equipment manufacturers. We distribute wireless communication devices and we provide value-added distribution and logistic services for wireless products manufactured by companies such as Apple, High Tech Computer Corp., Kyocera, LG Electronics, Motorola, Nokia, Research in Motion, Samsung, Siemens, Sony Ericsson and UTStarcom.

Our principal executive offices are located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 and our phone number is (317) 707-2355. In addition, our website is www.brightpoint.com. We have included our website address for reference only. Information on our website or that can be accessed through our website is not incorporated by reference into and does not form a part of this prospectus or any prospectus supplement.

Risk Factors

Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the applicable prospectus supplement or appearing or incorporated by reference in this prospectus and the applicable prospectus supplement before purchasing any of our securities. You should also consider the risks, uncertainties and assumptions discussed in our annual report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent filings with the SEC and incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Moreover, these risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operating results and financial condition.

Forward-Looking Statements

Certain statements in this prospectus or the documents incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and include those relating to future events, performance and/or achievements. Actual future results may differ materially from the forward-looking statements included or incorporated by reference in this prospectus.

We have attempted to identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimate,” “project,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “plan,” “seek,” “expect,” “future” and “intend” or the negative of these terms or other comparable expressions which are intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements. Some, but not all of the factors that may cause these differences will be discussed in the “Risk Factors” section of the applicable prospectus supplement and in other information incorporated by reference into this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements as they speak only as of the date that they were made. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and the risk factors contained in the applicable prospectus supplement or in documents incorporated by reference into this prospectus. Moreover, unless we are required by law to update them, we will not necessarily update any of these forward-looking statements after the date of this prospectus, either to conform them to actual results or to changes in our expectations.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling shareholder named in this prospectus.

Selling Shareholder

On July 31, 2007, we acquired all of the capital stock of Dangaard Telecom A/S from its sole shareholder, NC Holding, pursuant to a stock purchase agreement dated as of February 19, 2007, as amended on April 19, 2007, May 17, 2007 and June 15, 2007, among us, NC Holding, Dangaard Telecom A/S and Nordic Capital Fund VI.

We are registering for resale the shares of common stock held by NC Holding pursuant to a registration rights agreement that we entered into with NC Holding in connection with our acquisition of Dangaard Telecom A/S. NC Holding may, in accordance with the terms of the registration rights agreement, offer and sell up to an aggregate of 30,000,000 shares of our common stock pursuant to this prospectus together with any applicable prospectus supplement.

Pursuant to the terms of the shareholder agreement that we entered into with NC Holding upon the closing of the Dangaard Telecom A/S acquisition, NC Holding has the right to propose between one and three individuals for election or appointment to our board of directors. This right is subject to the final approval of each such designee by our board’s corporate governance and nominating committee, applying reasonable and uniform standards consistent with both its past practices and our corporate governance principles and after it determines that such designee satisfies the independence requirements under NASDAQ Marketplace Rules. This right is contingent upon the percentage of our common stock owned by NC Holding as follows:

•	for as long as it owns at least 27.5% of our then outstanding common stock, NC Holding will retain its designee proposal right with respect to three designees;

•	for as long as it owns at least 17.5% but less than 27.5% of our then outstanding common stock, NC Holding will retain its designee proposal right with respect to two designees; and

•	for as long as it owns at least 7.5% but less than 17.5% of our then outstanding common stock, NC Holding will retain its designee proposal right with respect to one designee.

NC Holding currently owns 36.6% of our outstanding common stock, and three individuals it proposed for election or appointment, each of whom is independent of the Company under applicable Nasdaq Marketplace Rules, serve on our board of directors. In the event, and at such time as, the number of directors with respect to which NC Holding has designee proposal rights is reduced in accordance with the foregoing, upon request from us, NC Holding shall immediately cause the requisite number of its designated directors to resign from our board of directors.

Also pursuant to the terms of the shareholder agreement, until the earlier of (a) the date on which NC Holding owns less than 7.5% of our outstanding common stock and (b) the date on which NC Holding (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights, NC Holding will be required to vote all of its shares in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors.

The applicable prospectus supplement for any offering of common stock by the selling shareholder will include the following information:

•	the nature of any position, office or other material relationship that the selling shareholder has with us or any of our affiliates;

•	the number of shares held by the selling shareholder before and after the offering; and

•	the number of shares of our common stock offered by the selling shareholder.

Plan of Distribution

In accordance with the registration rights agreement, all costs, expenses and fees incurred in connection with the registration of the shares offered by this prospectus other than (i) those of any counsel and other experts retained by the selling shareholder, (ii) all fees and expenses of the underwriters, if any, for the offering not paid by the underwriters, and (iii) all underwriting discounts and commissions and transfer taxes, if any, shall be borne by us, up to a specified amount. Brokerage costs, if any, attributable to the sale of the selling shareholder’s shares will be borne by the selling shareholder.

Shares of common stock may be sold to one or more underwriters for public offering and sale by them. Any underwriter involved in the offer and sale of shares of common stock will be named in the applicable prospectus supplement to the extent required.

The selling shareholder may:

•	sell shares of common stock in a firm commitment underwritten offering to one or more underwriters for resale to individuals or institutional investors;

•	sell shares of common stock in a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	enter into option or other types of transactions that require the selling shareholder to deliver our common stock to a broker-dealer or an affiliate thereof or other third party, who may then resell or transfer the common stock pursuant to this prospectus.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, Section 4(1) under the Securities Act, if available, or any other available exemption from registration under the Securities Act rather than under this prospectus.

In connection with the sale of shares of common stock, underwriters may be compensated in the form of underwriting discounts or commissions. The shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters to purchase the shares of common stock offered will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered shares of common stock if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We will describe in the applicable prospectus supplement any compensation that may be paid to underwriters in connection with the offering of shares of common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers participating in the distribution of shares of common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the shares of common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

The selling shareholder may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. The selling shareholder may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if the selling shareholder defaults in the performance of its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus. Such financial institution, pledgee or secured party will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to this Registration Statement).

To facilitate the offering of shares of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than the selling shareholder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers and their associates may engage in transactions with and perform services for us and the selling shareholder in the ordinary course of our respective businesses for which they receive compensation.

Under the registration rights agreement we entered into with NC Holding, we have agreed to indemnify NC Holding and its successors and permitted assigns against certain liabilities under the Securities Act.

The selling shareholder is subject to applicable provisions of the Exchange Act and the SEC’s rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by a selling shareholder.

In order to comply with certain states’ securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

Description of Common Stock

General

We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, there are 82,008,463 shares of common stock outstanding, and no shares of preferred stock are outstanding.

Common Stock

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common shareholders are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Our common shareholders do not have cumulative voting rights. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors in its discretion out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably the assets of the company, if any, legally available for distribution to them after payment of debts and liabilities of the company and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

The description of our common stock contained in our Registration Statements on Form 8-A, filed with the SEC and all amendments or reports filed by us for the purpose of updating those descriptions are incorporated herein by reference.

Legal Matters

Blank Rome LLP of New York, New York, has acted as counsel for the company in connection with this offering. Ice Miller LLP of Indianapolis, Indiana will pass upon the validity of the shares of common stock being offered by this prospectus.

Experts

The consolidated financial statements and schedule of Brightpoint, Inc. appearing in Brightpoint, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, as revised by a Current Report on Form 8-K dated June 1, 2009, and the effectiveness of Brightpoint, Inc.’s internal control over financial reporting appearing in Brightpoint, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Dangaard Telecom A/S as of September 30, 2005 and 2006, and for each of the years in the three-year period ended September 30, 2006, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Statsautoriseret Revisionspartnerselskab (Partnership of State Authorized Public Accountants), independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 35 to these consolidated financial statements, the consolidated balance sheet as of September 30, 2006 and 2005 and the related consolidated income statement for the year ended September 30, 2006 have been restated.

Incorporation of Certain Documents By Reference

The SEC allows us to “incorporate by reference” the information we file with them. This means that we may disclose important information to you by referring you to other documents filed separately with the SEC. The information we incorporate by reference in this prospectus is legally deemed to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospects and the documents listed below. Our SEC file number for documents we file under the Exchange Act is: 001-12845. We incorporate the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009;

•	our Definitive Proxy Statement on Form 14A filed with the SEC on March 23, 2009;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 7, 2009;

•	our Current Reports on Form 8-K filed with the SEC on February 9, 2009 (only with respect to Items 2.05, 2.06, 3.03, 5.02 and 9.01 (exhibit 4.1 only)), March 13, 2009, May 8, 2009, May 21, 2009, June 1, 2009, June 18, 2009 and July 2, 2009;

•	the amendment to our Current Report on Form 8-K filed with the SEC on February 27, 2009;

•	Annex A to our Registration Statement on Form S-3 filed with the SEC on November 19, 2007;

•	The Consolidated Financial Statements of Dangaard Telecom A/S as of September 30, 2006 and 2005 and for the three years ended September 30, 2006 included in Annex C-(1) to our Definitive Proxy Statement on Form 14A filed with the SEC on June 20, 2007; and

•	the description of our common stock contained in our Registration Statements on Form 8-A, filed with the SEC and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the dates of filing of such reports and other documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein.

You may request a copy of these filings, at no cost, by writing or telephoning us at Brightpoint, Inc., 7635 Interactive Way, Suite 200, Indianapolis, Indiana, Attention: Investor Relations, Telephone: (317) 707-2355.

Where You Can Find More Information

We have filed a registration statement on Form S-3, as amended, with the SEC relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC.

We are subject to the informational requirements of the Exchange Act and we file reports, proxy statements and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding issuers that file electronically with the SEC.

Brightpoint, Inc.

15,000,000 Shares

Prospectus Supplement
July  , 2009

Common Stock

Deutsche Bank Securities